Exhibit 15.1

Letter of Independent Registered Public Accounting Firm

January 6, 2012

The Home Depot, Inc.

Atlanta, Georgia

Re: Registration Statement on Form S-3 to be filed on January 6, 2012

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our reports dated June 1, 2011, August 31, 2011, and November 28, 2011 related to our reviews of interim financial information for the periods ended May 1, 2011 and May 2, 2010, July 31, 2011 and August 1, 2010, and October 30, 2011 and October 31, 2010, respectively.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such reports are not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

Atlanta, Georgia